Exhibit 21.1

SUBSIDIARIES OF AARDVARK THERAPEUTICS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Artisan Therapeutics, Inc.	Delaware
Ardia Therapeutics, Inc.	Delaware